UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to §240.14a-12
Travelzoo Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of filing fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	1	Title of each class of securities to which transaction applies:
	2	Aggregate number of securities to which transaction applies:
	3	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
	4	Proposed maximum aggregate value of transaction:
	5	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1	Amount Previously Paid:
	2	Form, Schedule or Registration Statement No.:
	3	Filing Party:
	4	Date Filed:

TRAVELZOO INC.

Travelzoo Inc.
590 Madison Avenue, 37th Floor
New York, NY 10022

March 10, 2016

Dear Stockholders:
You are cordially invited to attend the Annual Meeting of Stockholders of Travelzoo Inc. on May 6, 2016. We will hold the meeting at 590 Madison Avenue, 37th Floor, New York, NY 10022, U.S.A., at 10:00 a.m. local time.
In connection with the meeting, we enclose a notice of the meeting, a proxy statement and a proxy card. Detailed information relating to Travelzoo’s activities and operating performance is contained in our 2015 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 14, 2016, which is also enclosed. We encourage you to read the Form 10-K.
Stockholders of record as of March 10, 2016 may vote at the Annual Meeting. This proxy statement or notice thereof is first being mailed or furnished to stockholders on or about March 24, 2016.
Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, please vote your shares via mail with the enclosed proxy card. Please note that you can attend the meeting and vote in person, even if you have previously voted by proxy. If you plan to attend the meeting in person, please provide advance notice to Travelzoo by checking the box on your proxy card. In addition, you may provide notice to Travelzoo that you plan to attend in person by delivering written notice to Travelzoo’s Corporate Secretary at 800 W. El Camino Real, Suite 275, Mountain View, CA 94040.
If you hold your shares in street name through a bank, broker, or other nominee, please bring identification and proof of ownership, such as an account statement or letter from your bank or broker, for admittance to the meeting. An admission list containing the names of all of those planning to attend will be placed at the registration desk at the entrance to the meeting. You must check in to be admitted.
Travelzoo will make available an alphabetical list of stockholders entitled to vote at the meeting for examination by any stockholder during ordinary business hours at Travelzoo’s principal executive offices, located at 590 Madison Avenue, 37th Floor, New York, NY 10022, for ten days prior to the meeting. A stockholder may examine the list for any legally valid purpose related to the meeting.
On behalf of the entire Board of Directors, we look forward to seeing you at the meeting.

Sincerely,

HOLGER BARTEL
Chairman of the Board

TRAVELZOO INC.
590 Madison Avenue
37th Floor
New York, NY 10022
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 6, 2016

To the Stockholders of Travelzoo Inc.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Travelzoo Inc., a Delaware corporation, will be held on Friday, May 6, 2016, at 10:00 a.m., local time, at 590 Madison Avenue, 37th Floor, New York, NY 10022, U.S.A., for the following purposes:

•
To elect seven members of the Company's Board of Directors (the "Board"), each to serve until the 2017 Annual Meeting of Stockholders and until their successors are elected and qualified or until their earlier resignation or removal ("Proposal 1");

•	To approve option grants for three executive officers of the Company ("Proposal 2");
•	To approve, on an advisory basis, the compensation of the named executive officers of the Company ("Proposal 3"); and
•	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Only stockholders of record at 5:00 p.m. Eastern Time on March 10, 2016 may vote at the Annual Meeting. Your vote is important. Whether you plan to attend the Annual Meeting or not, please cast your vote by completing, dating and signing the enclosed proxy card and returning it via mail to the address indicated. If you attend the meeting and prefer to vote in person, you may do so even if you have previously voted by proxy.

By Order of the Board of Directors,

TRAVELZOO INC.

GLEN CEREMONY
Corporate Secretary

PROXY STATEMENT
FOR TRAVELZOO INC.
2016 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION ABOUT THE ANNUAL MEETING

Why am I receiving these proxy materials?
Travelzoo’s Board of Directors is soliciting proxies to be voted at the 2016 Annual Meeting of Stockholders. This proxy statement includes information about the issues to be voted upon at the meeting.
Only stockholders of record of our common stock, par value $0.01 per share (the "Common Stock"), as of 5:00 p.m. Eastern Time on March 10, 2016 (the "record date") will be entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were 14,387,412 shares of our Common Stock issued and outstanding.
Where and when is the Annual Meeting?
The Annual Meeting of Stockholders will take place on May 6, 2016 at 590 Madison Avenue, 37th Floor, New York, NY 10022, U.S.A. The meeting will begin at 10:00 a.m. local time.
What am I voting on?
Stockholders will vote on three items:

•
A proposal to elect seven members of the Company's Board, each to serve until the 2017 Annual Meeting of Stockholders and until their successors are elected and qualified or until their earlier resignation or removal ("Proposal 1");

•	To approve option grants for three executive officers of the Company ("Proposal 2");
•	A proposal to approve, on an advisory basis, the compensation of the named executive officers of the Company ("Proposal 3"); and
•	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
How does the Board recommend that you vote on the proposals?
The Board recommends that you vote your shares "FOR" Proposal 1, Proposal 2 and Proposal 3.
How many votes do I have?

•	Shares held directly in your name as the “stockholder of record” and
•	Shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name.”
If I am a stockholder of record, how can I vote my shares?
Stockholders can vote by proxy or in person, however, granting a proxy does not in any way affect your right to attend the Annual Meeting and vote in person.

How do I vote by proxy?
If you are a stockholder of record, you may vote your proxy by mail. If you receive a paper copy of the proxy statement, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided. If you receive the proxy statement via e-mail, please print the attached proxy card, date and sign it, and return it via mail to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York, NY 11717, U.S.A.
If you vote by proxy, the persons named on the card (your "proxies") will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director or any other proposals properly brought before the Annual Meeting. If you sign your proxy card and do not indicate specific choices, your shares will be voted "FOR" the election of all nominees for director and "FOR" Proposal 2 and Proposal 3. If any other matter is properly brought before the meeting, your proxies will vote in accordance with their discretion. At the time of submitting this proxy statement for printing, we knew of no matter that will be acted on at the Annual Meeting other than those discussed in this proxy statement.
If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.
May I revoke my proxy?
If you give a proxy, you may revoke it in any one of three ways:

•	Submit a valid, later-dated proxy before the Annual Meeting,
•
Notify our Corporate Secretary in writing at Travelzoo Inc., Attention: Corporate Secretary, 800 W. El Camino Real, Suite 275, Mountain View, CA 94040 before the Annual Meeting that you have revoked your proxy, or

•	Vote in person at the Annual Meeting.
How do I vote in person?
If you are a stockholder of record, you may cast your vote in person at the Annual Meeting.
If I hold shares in street name, how can I vote my shares?
You can submit voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet or by mail. Please refer to the voting instruction card included in the materials provided by your broker or nominee.
What vote is required to approve each proposal?
Each share of our Common Stock is entitled to one vote with respect to each matter on which it is entitled to vote. Pursuant to our bylaws, our directors are elected by a plurality of the votes cast, which means that the nominees who receive the greatest number of votes will be elected. The affirmative vote of a majority of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote on the proposal will be considered as the approval of Proposal 2 and, by an advisory vote, of Proposal 3.
In order to have a valid stockholder vote, a stockholder quorum must exist at the Annual Meeting. A quorum will exist when stockholders holding a majority of the outstanding shares of Common Stock are present at the meeting, either in person or by proxy.
Azzurro Capital Inc., whose beneficial owner is Mr. Ralph Bartel, a member of our Board, holds an aggregate of 7,430,538 shares of our Common Stock, representing approximately of 51.7% the outstanding shares, as of March 10, 2016.
All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting as specified in such proxies. As noted above, if no voting instructions are indicated, proxies will be voted as recommended by our Board on all matters, and in the discretion of the proxy holder on any other matters that properly come before the Annual Meeting.

What is a broker non-vote and how are broker non-votes and abstentions counted?
A broker "non-vote" occurs when a nominee holding shares of Common Stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Brokers that have not received voting instructions from their clients cannot vote on their clients' behalf on "non-routine" proposals. The vote on Proposals 1, 2 and 3 are considered "non-routine". Broker non-votes will not have any effect with respect to Proposals 1, 2 and 3, as shares that constitute broker non-votes are not considered entitled to vote but will be counted for the purposes of obtaining a quorum for the Annual Meeting.
Abstentions are counted as "shares present" at the Annual Meeting for purposes of determining the presence of a quorum and with respect to any matters being voted upon at the Annual Meeting. Abstentions will have no effect on the outcome of the election of directors, but with respect to any other proposal an abstention will have the same effect as a vote against such proposal.
Where can I find the voting results of the meeting?
We intend to announce preliminary voting results at the meeting. We will publish the final results in a report on Form 8-K, which we intend to file within four business days following the Annual Meeting. You can obtain a copy of the Form 8-K by logging on to Travelzoo's investor relations website at www.travelzoo.com/ir, by calling the U.S. Securities and Exchange Commission ("SEC") at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this proxy statement.

ELECTION OF DIRECTORS (PROPOSAL 1)
Under Travelzoo's bylaws, the number of directors of Travelzoo is fixed, and may be increased or decreased from time to time, by resolution of the Board of Directors. Each director holds office for a term of one year, until the annual meeting of stockholders next succeeding the director's election and until a successor is elected and qualified or until the earlier resignation or removal of the director. The following individuals have been nominated for election to our Board of Directors, each to serve until the 2017 Annual Meeting of Stockholders and until their successors are elected and qualified or until their earlier resignation or removal.
Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors. We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.
Nominees for a One-Year Term That Will Expire in 2017:
The ages, principal occupations, directorships held and other information as of March 10, 2016, with respect to our nominees are described below.

Name	Age	Position
Holger Bartel, Ph.D.	49	Chairman of the Board of Directors
Ralph Bartel, Ph.D.	50	Director
Michael Karg, Ph.D. (1) (2) (3) (4)	44	Director
Donovan Neale-May (1) (3) (4)	63	Director
Mary Reilly (1) (2) (4)	62	Director
Beatrice Tarka	44	Director
Caroline Tsay	34	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Disclosure Committee

(4)	Member of the Nominating and Corporate Governance Committee
Each of the director nominees listed above, is currently a director of Travelzoo. Mr. Holger Bartel, Mr. Ralph Bartel, Mr. Karg, Mr. Neale-May and Ms. Reilly were elected directors of Travelzoo at the Company's Annual Meeting of Stockholders held on May 1, 2015. Ms. Tarka and Ms. Tsay were appointed directors of Travelzoo by the Board of Directors on August 22, 2015. Our Board of Directors has determined that each of Mr. Karg, Mr. Neale-May, Ms. Reilly, Ms. Tarka and Ms. Tsay meet the independence requirements of the listing standards of the NASDAQ Stock Market (the "NASDAQ"). The Board of Directors determined that Mr. Ralph Bartel is not independent under the rules of NASDAQ because he is a beneficial owner of Azzurro Capital Inc., which holds approximately 51.7% of our outstanding Common Stock as of March 10, 2016, and Mr. Holger Bartel is not independent under the rules of NASDAQ because he is Ralph Bartel's brother.
Holger Bartel, Ph.D., has been Travelzoo's Global Chief Executive Officer since January 2016. He has been the Chairman of the Board of Directors since July 2010. From September 2015 to December 2015, he was Travelzoo's Executive Chairman. From October 2011 to October 2013, he was Head of Strategy. From October 2008 to June 2010, he was Travelzoo's Chief Executive Officer. From September 1999 to November 2007, he was Executive Vice President. From 1995 to 1998, he was Engagement Manager at McKinsey & Company, a global management consulting firm. From 1992 to 1994, he was a research fellow at Harvard Business School. Holger Bartel holds a Ph.D. in Economics and an MBA in finance and accounting from the University of St. Gallen, Switzerland. He is the brother of Ralph Bartel.
Areas of Holger Bartel's relevant experience include deep knowledge of Travelzoo's operations, Internet, strategy, management of growth companies, travel and international management.

Ralph Bartel, Ph.D., Ph.D., founded Travelzoo in May 1998 and has been a member of the Board of Directors since then. He has been Travelzoo's Chief Talent Officer since September 2014. From May 1998 to September 2008, he was the Chairman of the Board of Directors and the Chief Executive Officer. From October 2008 to June 2010, he was the Chairman of the Board of Directors. Ralph Bartel is a professionally trained journalist who holds a Ph.D. in Communications from the University of Mainz, Germany, a master's degree in journalism from the University of Eichstaett, Germany, and a Ph.D. in Economics and an MBA in finance and accounting from the University of St. Gallen, Switzerland. He is the brother of Holger Bartel.
Areas of Ralph Bartel's relevant experience include media, journalism, Internet, finance and start-up experience.
Michael Karg, Ph.D., has been a member of Travelzoo's Board of Directors since September 2013. He has been Group Chief Executive Officer of Ebiquity and a member of its board of directors since January 2016. Ebiquity, a company listed on the London Stock Exchange, provides independent marketing analytics services helping brands globally improve their return on marketing investment. From May 2013 to December 2015, he was Chief Executive Officer of Razorfish International, an interactive marketing and technology services company. From September 2010 to May 2013, he was Chief Operating Officer International of Razorfish Digitas. Mr. Karg holds a doctorate in business administration and an MBA in finance and accounting from the University of St. Gallen, Switzerland.
Areas of Mr. Karg's relevant experience include international management, marketing, digital media, and corporate strategy and development.
Donovan Neale-May has been a member of Travelzoo's Board of Directors since February 1999. He has been the President and Managing Partner of GlobalFluency since 1987. GlobalFluency is a global organization of independent marketing and communications firms with 70 offices in over 40 countries. He is the founder and Executive Director of the Chief Marketing Officer (CMO) Council, a global affinity network of more than 9,000 senior marketing and branding executives controlling more than $450 billion in aggregated annual marketing spend. Mr. Neale-May is a journalism graduate of Rhodes University in South Africa. He is a member of Rhodes University's board of governors.
Areas of Mr. Neale-May's relevant experience include brand strategy, public relations, marketing and international management.
Mary Reilly has been a member of Travelzoo's Board of Directors since September 2013. From August 2002 to June 2013, she was a Partner of Deloitte LLP, an international accounting and consulting firm. At Deloitte she worked with organizations in a wide range of industries including recruitment, retail, media, business services, manufacturing, professional services, and charity. She is the Chair of the Audit and Risk Committee for the Department of Transport Board in the United Kingdom since June 2013. She is a member of the Board of Directors and the Chair of the Audit and Risk Committee for Crown Agents, an international development company that partners with governments, aid agencies, non-governmental organizations and companies in nearly 100 countries to make lasting change to the systems and organizations that are vital for people’s well-being and prosperity. From 2000 to 2008, she was a member of the Board of Directors of London 2012, a company established to run London's Olympic bid. From 2003 to 2006, she was a member of the Board of Directors of the London Development Agency. Ms. Reilly holds a bachelor's degree in history from the University College London. She completed a postgraduate course at London Business School. She is a Qualified Chartered Accountant in the United Kingdom.
Areas of Ms. Reilly's relevant experience include accounting, finance, international management and non-executive directorships.
Beatrice Tarka has been a member of Travelzoo's Board of Directors since August 2015. She has been the founder and Chief Executive Officer of Mobissimo since September 2000. Mobissimo is an online travel search engine which allows users to compare prices of airline tickets, hotel rooms, and car rentals. From 1996 to 2000, she was Chief Executive Officer of Axall Media, a game and entertainment software developer and publisher. Ms. Tarka holds a master's degree in business administration from Boston University and a bachelor's degree in international affairs from the American University in Paris, France. She speaks English, French, Italian, and Polish.
Areas of Ms.Tarka’s relevant experience include entrepreneurship, strategic partnerships, international business and innovative online product development.

Caroline Tsay has been a member of Travelzoo's Board of Directors since August 2015. She has been Vice President and General Manager of the HP Software Online Business at Hewlett-Packard Company since March 2013. From April 2007 to March 2013, she held several product leadership positions across the consumer search, e-commerce, and advertising businesses at Yahoo!. She is a member of the Board of Directors of Rosetta Stone, a company listed on the New York Stock Exchange. Rosetta Stone provides technology-based language learning products. Ms. Tsay holds a master's degree in management science and engineering and a bachelor's degree in computer science from Stanford University. She speaks English and Mandarin.
Areas of Ms. Tsay’s relevant experience include product development, e-commerce and strategy.
Required Vote
Our Certificate of Incorporation, as amended, does not authorize cumulative voting. Delaware law and our bylaws provide that directors are to be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the seven candidates receiving the highest number of affirmative votes at the Annual Meeting will be elected as directors. Only shares that are voted in favor of a particular nominee will be counted toward that nominee's achievement of a plurality. Shares present at the Annual Meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withheld authority to vote for such nominee will not be counted toward that nominee's achievement of a plurality. Thus, abstentions and broker non-votes will have no effect on the election of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.
Board of Directors' Recommendation
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE SEVEN DIRECTOR NOMINEES NAMED ABOVE.
The Board of Directors believes that each director nominee possesses the qualities and experience a member of Travelzoo's Board should possess. The Board of Directors seeks out, and the Board of Directors is comprised of, individuals whose background and experience complement those of other Board members.

CORPORATE GOVERNANCE

Board Meetings and Committees

The Board of Directors has appointed an Audit Committee, a Compensation Committee, a Disclosure Committee and a Nominating and Corporate Governance Committee. Below is a table indicating the membership of each of the Audit Committee, Compensation Committee, and Disclosure Committee and how many times the Board of Directors and each such committee met in fiscal year 2015. Each of Mr. Holger Bartel, Mr. Ralph Bartel, Mr. Karg, Mr. Neale-May, and Ms. Reilly attended at least 75 percent of the total number of meetings of the Board of Directors and of the committees on which he or she serves during the period such persons served.

Name	Board	Audit	Compensation	Disclosure	Nominating and Corporate Governance
Mr. Holger Bartel	Chair
Mr. Ralph Bartel	Member
Mr. Neale-May	Member	Member		Chair	Chair
Mr. Michael Karg	Member	Member	Chair	Member	Member
Ms. Mary Reilly	Member	Chair	Member		Member
Number of 2015 Meetings	4	4	2	4	1
The Company does not require that directors attend the Annual Meeting.
Audit Committee
The Audit Committee's primary responsibilities are to oversee and monitor (i) the integrity of Travelzoo's financial statements, (ii) the qualifications and independence of our independent registered public accounting firm, (iii) the performance of our independent registered public accounting firm and internal audit staff, and (iv) the compliance by Travelzoo with legal and regulatory requirements. A complete description of the committee's responsibilities is set forth in its written charter. A copy of the written charter can be found in Appendix A of our 2008 proxy statement. The Audit Committee is responsible for appointing the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of our independent registered public accounting firm. The Audit Committee is composed solely of independent directors as defined in the listing standards of the NASDAQ. The Board has determined that Ms. Mary Reilly qualifies as an audit committee financial expert within the meaning of the regulations of SEC.
Compensation Committee
The Compensation Committee reviews and approves the compensation and benefits for the Company's executive officers and directors, and makes recommendations to the Board of Directors regarding such matters. The Compensation Committee also approves the Company's non-equity incentive plans. The Compensation Committee further reviews and discusses with management the Compensation Discussion and Analysis section of this proxy statement. The Report of the Compensation Committee is included herein. The Company is not required to have a Compensation Committee charter since it is a “Controlled Company” under NASDAQ Rule 5615(c), on account of the stock ownership by Azzurro Capital Inc.
Disclosure Committee
The Disclosure Committee's primary responsibilities are (i) to design, establish and evaluate controls and other procedures that are designed to ensure the accuracy and timely disclosure of information to the SEC and investment community and (ii) to review and supervise preparation of SEC filings, press releases and other broadly disseminated correspondence.

Nominating and Corporate Governance Committee
The Nominating Committee assists the Board in identifying qualified individuals to become directors, makes recommendations to the Board concerning the size, structure and composition of the Board and its committees, monitors the process to assess the Board’s effectiveness and is primarily responsible for oversight of corporate governance. In evaluating potential nominees to the Board, the Nominating Committee considers, among other things, independence, character, ability to exercise sound judgment, age, demonstrated leadership, skills, including financial literacy, and experience in the context of the needs of the Board. The Nominating Committee considers candidates proposed by shareholders and evaluates them using the same criteria as for other candidates. The Nominating Committee recommended to the full Board each of the current nominees for election to the Board.
The Board's Role in Risk Oversight
The full Board oversees enterprise risk as part of its role in reviewing and overseeing the implementation of the Company's strategic plans and objectives. The risk oversight function is administered both in full Board discussions and in individual committees that are tasked by the Board with oversight of specific risks. On a regular basis, the Board and its committees receive information and reports from management on the status of the Company and the risks associated with the Company's strategy and business plans. In addition, the Audit Committee reviews the Company's risk assessment and risk management policies and procedures at least annually, including steps taken to monitor and control such exposures. The Board believes the continuity of Board membership and the independent directors constituting a majority of the Board encourage open discussion and assessment of the Company's ability to manage its risks.
Code of Ethics
We have adopted a code of ethics that applies to our global chief executive officer and our chief financial officer, who also serves as our principal accounting officer. This code of ethics is posted on our website located at corporate.travelzoo.com/governance. A copy of the code of ethics is also available in print to stockholders and interested parties without charge upon written request delivered to our Corporate Secretary at Travelzoo Inc., 800 W. El Camino Real, Suite 275, Mountain View, CA 94040.
Communications with Directors
The board has established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the board, or the non-management directors as a group, any board committee or any chair of any such committee by mail. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent "c/o Corporate Secretary" at Travelzoo Inc., 800 W. El Camino Real, Suite 275, Mountain View, CA 94040.
All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, patently offensive material or matters deemed inappropriate for the Board of Directors will be forwarded promptly to the addressee. In the case of communications to the board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the correspondence is addressed.

Director Compensation
Directors of the Company or its subsidiaries are entitled to receive certain retainers and fees. In 2015, there were no adjustments to the director compensation policy. The retainers and meeting fees are as follows:

Description	Fees Earned ($)
Annual Chairman of the Board retainer	175,000
Annual Board member retainer	50,000
Annual Audit Committee Chair retainer	30,000
Fee for attendance of a Board meeting	1,680
Fee for attendance of an Audit Committee meeting	2,800
Fee for attendance of a Disclosure Committee meeting	1,680
Fee for attendance of a Compensation Committee meeting	2,800
Members of the Board of Directors may receive fees for additional meetings and committee work.
We reimburse directors for out-of-pocket expenses incurred in connection with attending meetings.
Mr. Ralph Bartel chose not to receive any compensation for his services as a director. The following table shows compensation information for Travelzoo’s directors for fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Mr. Holger Bartel	231,720	231,720
Mr. Ralph Bartel	—	—
Mr. Michael Karg	80,240	80,240
Mr. Neale-May	89,640	89,640
Ms. Mary Reilly	118,520	118,520
Ms. Beatrice Tarka	19,207	19,207
Ms. Caroline Tsay	19,207	19,207

Certain Relationships and Related Party Transactions
The Company maintains policies and procedures to ensure that our directors, executive officers and employees avoid conflicts of interest. Our Chief Executive Officer and Chief Financial Officer are subject to our Code of Ethics and each signs the policy to ensure compliance. Our Code of Ethics requires our leadership to act with honesty and integrity, and to fully disclose to the Audit Committee any material transaction that reasonably could be expected to give rise to an actual or apparent conflict of interest. The Code of Ethics requires that our leadership obtain the prior written approval of the Audit Committee before proceeding with or engaging in any conflict of interest. Moreover, employees are required to read and comply with our Guide to Business Conduct, which is a communication to all employees that ensures they are aware of their responsibility to avoid any conflicts of interest or potential conflicts of interest and to make appropriate disclosures to their manager or other personnel.

Our General Counsel and/or Chief Financial Officer review(s) all material related party transactions involving the Company and any of the Company's principal shareholders or members of our board of directors, nominees, or senior management or any immediate family member of any of the foregoing. When a potential related party transaction is identified, the General Counsel and/or the Chief Financial Officer will evaluate the transaction and determine whether the transaction requires the review and approval by the Audit Committee or a special committee of the Board consisting of independent directors (“Special Committee”). A general statement that the Audit Committee may review related party transactions is set forth in our audit committee charter, which was attached as Appendix A to our proxy statement for the 2008 Annual Meeting of Stockholders which has been filed with the SEC. Upon submission to the Audit Committee or a Special Committee, such committee will consider relevant facts and circumstances surrounding each related party transaction and any matters the committee deems appropriate. If the Audit Committee or a Special Committee determines that any such related party transaction creates a conflict of interest situation or would require disclosure under Item 404 of Regulation S-K, as promulgated by the SEC, the transaction must be approved by the committee prior to the Company entering into such transaction or ratified thereafter. Transactions or relationships previously approved by the Audit Committee or a Special Committee in existence prior to the formation of the committee do not require approval or ratification.
Ralph Bartel, who founded Travelzoo and who is a director of the Company, is the sole beneficiary of the Ralph Bartel 2005 Trust, which is the controlling shareholder of Azzurro Capital Inc. (“Azzurro”). As of March 10, 2016, Azzurro is the Company's largest stockholder, holding approximately 51.7% of the Company's outstanding shares.
On August 20, 2015, Travelzoo acquired the Travelzoo Asia Pacific business (“Asia Pacific”), which includes the Travelzoo businesses in Australia, China, Hong Kong, Japan, Taiwan, and Southeast Asia. This business was independently operated by Azzurro Capital Inc. under a licensing agreement with Travelzoo Inc. The Company held an option right to acquire Asia Pacific at fair market value as determined by a third party valuation expert. Under the terms of the definitive acquisition agreement, Travelzoo (Europe) Limited, a United Kingdom subsidiary of the Company, was authorized by the Company to exercise the option right to acquire Asia Pacific for a fair market transaction value of $22.6 million, subject to a working capital adjustment. As part of the acquisition, Travelzoo (Europe) Limited issued a promissory note to Azzurro with a principal amount of $5.7 million, with a maturity date of August 20, 2018 and the ability to pay off principal prior to this maturity date with no prepayment penalty and a stated interest rate of 7%. In January 2016, the full amount of the loan was paid off by Travelzoo (Europe) Limited.
Family Relationships
Holger Bartel, chairman of the Board of Directors and Global Chief Executive Officer, and Ralph Bartel, a member of the Board of Directors, are brothers. Except for Holger Bartel and Ralph Bartel, there are no familial relationships among any of our officers and directors.
Involvement in Certain Legal Proceedings
To our knowledge, during the last ten years, none of our directors and executive officers has: (i) had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses; (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (iv) been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated; or (v) been the subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The following table sets forth certain information with respect to the named executive officers of Travelzoo as of March 10, 2016.

Name	Age	Position
Holger Bartel	49	Chairman of the Board and Global Chief Executive Officer
Glen Ceremony	48	Chief Financial Officer
Vivian Hong	42	President, Asia Pacific
Richard Singer	37	President, Europe
Michael Stitt	36	President, North America
Holger Bartel, Ph.D., has been Travelzoo's Global Chief Executive Officer since January 2016. He has been the Chairman of the Board of Directors since July 2010. From September 2015 to December 2015, he was Travelzoo's Executive Chairman. From October 2011 to October 2013, he was Head of Strategy. From October 2008 to June 2010, he was Travelzoo's Chief Executive Officer. From September 1999 to November 2007, he was Executive Vice President. From 1995 to 1998, he was Engagement Manager at McKinsey & Company, a global management consulting firm. From 1992 to 1994, he was a research fellow at Harvard Business School. Holger Bartel holds a Ph.D. in Economics and an MBA in finance and accounting from the University of St. Gallen, Switzerland. He is the brother of Ralph Bartel.
Glen Ceremony has been Chief Financial Officer since June 2011. From October 2004 to June 2011, Mr. Ceremony worked at Ebay, Inc. and most recently served as Corporate Controller. In 2004, Mr. Ceremony was Senior Director of Global Finance Audit at Electronic Arts Inc. From 1998 to 2004, Mr. Ceremony worked at PWC LLP and from 1990 to 1998 he was at Coopers & Lybrand LLP. Mr. Ceremony received his B.S. in Business Administration from California State University, Sacramento.
Vivian Hong has been President, Asia Pacific since October 2015 after service as co-Chief Executive Officer of Asia Pacific from January 2015 to January 2016, and President of China from June 2011 to January 2015. From October 2010 to June 2011, she was Online Business Director, of Dell Greater China. From January 2007 to January 2008, Ms. Hong was Head of Marketing for eBay & Paypal China. From May 2000 to April 2006, Ms. Hong served as General Manager of Alibaba Shanghai. Ms. Hong holds a Bachelor’s degree in engineering from the Shanghai Jiao Tong University.
Richard Singer has been President, Europe since July 2012 after service as Commercial Director, Europe from January 2012 to July 2012. From August 2003 to January 2012, Mr. Singer worked at Telegraph Media Group and most recently served as General Manager, Telegraph Travel. Mr. Singer holds a BSc(Hons) degree in Sports Science and Management, and an MSc in Management postgraduate degree, each from Loughborough University, United Kingdom.
Michael Stitt has been President, North America at Travelzoo since October 2015. He was most recently Senior Vice President, overseeing local and entertainment categories, publishing and product planning in North America. From October 2004 to May 2010, he contributed to and then led Travelzoo’s production team. Mr. Stitt has also served as Global Head of Mobile Strategy since December 2013. Prior to joining Travelzoo, Mr. Stitt was with Meredith Corporation. He received a Bachelor of Arts degree in Advertising from Iowa State University. He also holds an MBA from the Sloan School of Management at Massachusetts Institute of Technology.

APPROVAL OF OPTIONS GRANTS (PROPOSAL 2)

Option Agreement with Global Chief Executive Officer

The Company entered into a Nonqualified Stock Option Agreement (the “Option Agreement”) with Holger Bartel, Global Chief Executive Officer, on September 28, 2015, pursuant to which the Company granted Mr. Bartel the option (the “Option”) to purchase 400,000 shares of the Company’s common stock. The Option will begin to partly vest on March 31, 2016, but will not be exercisable until stockholder approval. Stockholders are being asked to approve the issuance of common stock which is issuable to Mr. Bartel upon exercise of the Option. The principal terms of the Option Agreement are summarized below. The following summary is qualified in its entirety by the full text of the Option Agreement, which is incorporated herein by reference to Exhibit 10.24 to the Company’s report on Form 8-K, filed October 1, 2015.

Exercisability of Option

The exercise price of the Option is $8.07 per share. The option will become exercisable in accordance with the following schedule:

Vesting Date	Percentage of Option Vesting
March 31, 2016	12.5%
June 30, 2016	12.5%
September 30, 2016	12.5%
December 31, 2016	12.5%
March 31, 2017	12.5%
June 30, 2017	12.5%
September 30, 2017	12.5%
December 31, 2017	12.5%

Mr. Bartel must exercise the Option by September 28, 2025; after such date, the Option will expire.

Exercise of Option

Mr. Bartel may exercise, in whole or in part, the Option by delivering to the Company not less than 30 days prior to the exercise date (or such shorter period the Company may approve) a written notice of exercise, designating the number of shares to be purchased, along with payment of the full amount of the purchase price of the shares being purchased. The purchase price of the shares subject to the option may be paid for (i) in cash, (ii) in the discretion of the Board of Directors, by tender of shares of Common Stock already owned by Mr. Bartel, or (iii) in the discretion of the Board of Directors, by such other method as the Board of Directors may determine.

Adjustment of Option

As is customary in stock option agreements of this nature, the number of shares subject to the Option and exercise price are subject to adjustment in the event there is any change in the number of shares of outstanding common stock of the Company by reason of a stock dividend, recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar event.

Transfer Restrictions

The Option is not transferable by Mr. Bartel other than by will or the laws of descent and distribution and may be exercised during Mr. Bartel’s lifetime only by him or his guardian or legal representative.

Effect of Termination of Employment

If Mr. Bartel’s employment with the Company is terminated without cause (other than by reason of his death or disability), and subject to Mr. Bartel signing and not revoking a general release of claims as set forth in Appendix A of the Option Agreement, Mr. Bartel’s stock options shall immediately vest in full on the date of termination. The option shall remain exercisable for three months following the date of termination and any unexercised options shall be null and void if not exercised by that date. Should Mr. Bartel be terminated for cause (as defined in his Employment Agreement), should he voluntarily resign from the Company, or in the event of death or disability, Mr. Bartel’s (or, in the event of death, the legatee or legatees of Mr. Bartel under his last will, or his personal representatives or distributees) right to exercise the option, to the extent it was vested and he was entitled to exercise it on the date of termination of employment, shall continue for three months after such termination but not after September 28, 2025. If Mr. Bartel (or, in the event of death, the legatee or legatees of Mr. Bartel under his last will, or his personal representatives or distributees) does not exercise the option within the three months following such termination of employment, any unexercised options shall be null and void.

Registration

The Company has registered the shares of common stock made available under the Option Agreement under the Securities Act of 1933, as amended.

Personal Interest

Mr. Holger Bartel is Travelzoo's Chairman of the Board and the Global Chief Executive Officer.

Option Agreement with President, Europe

The Company entered into a Nonqualified Stock Option Agreement (the “Option Agreement”) with Richard Singer, president, Europe, on March 7, 2016, pursuant to which the Company granted Mr. Singer the option (the “Option”) to purchase 50,000 shares of the Company’s common stock. The Option will begin to partly vest on March 7, 2017. Stockholders are being asked to approve the issuance of common stock which is issuable to Mr. Singer upon exercise of the Option. The principal terms of the Option Agreement are summarized below. The following summary is qualified in its entirety by the full text of the Option Agreement, which is incorporated herein by reference to Exhibit 10.30 to the Company’s report on Form 10-K, filed on March 14, 2016.

Exercisability of Option

The exercise price of the Option is $8.55 per share. The Option will become exercisable in accordance with the following schedule:

Vesting Date	Percentage of Stock Options Vesting
March 7, 2017	25%
March 7, 2018	25%
March 7, 2019	25%
March 7, 2020	25%

Mr. Singer must exercise the Option by March 7, 2026; after such date, the Option will expire.

Exercise of Option

Mr. Singer may exercise, in whole or in part, the Option by delivering to the Company not less than 30 days prior to the exercise date (or such shorter period the Company may approve) a written notice of exercise, designating the number of shares to be purchased, along with payment of the full amount of the purchase price of the shares being purchased. The purchase price of the shares subject to the option may be paid for (i) in cash, (ii) in the discretion of the Board of Directors, by tender of shares of Common Stock already owned by Mr. Singer, or (iii) in the discretion of the Board of Directors, by such other method as the Board of Directors may determine.

Adjustment of Option

As is customary in stock option agreements of this nature, the number of shares subject to the Option and exercise price are subject to adjustment in the event there is any change in the number of shares of outstanding common stock of the Company by reason of a stock dividend, recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar event.

Transfer Restrictions

The Option is not transferable by Mr. Singer except upon prior written consent of the Company or by will or the laws of descent and distribution and may be exercised during Mr. Singer’s lifetime only by him or his guardian or legal representative.

Effect of Termination of Employment

If Mr. Singer’s employment with the Company is terminated, including in the event of his death or disability, any portion of the Option which is not then exercisable will immediately terminate. With respect to any portion of the Option which is then exercisable on the date of termination of employment, Mr. Singer (or, in the event of his death, his legatee(s) under his last will, or his personal representatives or distributes) may exercise the Option for a period of ninety (90) days following such termination, but in no event after March 7, 2026.

Registration

The Company has registered the shares of common stock made available under the Option Agreement under the Securities Act of 1933, as amended.

Personal Interest

Mr. Richard Singer is Travelzoo's President, Europe.

Option Agreement with President, North America

The Company entered into a Nonqualified Stock Option agreement (the “Option Agreement”) with Michael Stitt, president, North America, on March 7, 2016, pursuant to which the Company granted Mr. Stitt the option (the “Option”) to purchase 100,000 shares of the Company’s common stock. The Option will begin to partly vest on March 7, 2017. Stockholders are being asked to approve the issuance of common stock which is issuable to Mr. Stitt upon exercise of the Option. The principal terms of the Option Agreement are summarized below. The following summary is qualified in its entirety by the full text of the Option Agreement, which is incorporated herein by reference to Exhibit 10.29 to the Company’s report on Form 10-K, filed on March 14, 2016.

Exercisability of Option

The exercise price of the Option is $8.55 per share. The Option will become exercisable in accordance with the following schedule:

Vesting Date	Percentage of Stock Options Vesting
March 7, 2017	25%
March 7, 2018	25%
March 7, 2019	25%
March 7, 2020	25%

Mr. Stitt must exercise the Option by March 7, 2026; after such date, the Option will expire.

Exercise of Option

Mr. Stitt may exercise, in whole or in part, the Option by delivering to the Company not less than 30 days prior to the exercise date (or such shorter period the Company may approve) a written notice of exercise, designating the number of shares to be purchased, along with payment of the full amount of the purchase price of the shares being purchased. The purchase price of the shares subject to the option may be paid for (i) in cash, (ii) in the discretion of the Board of Directors, by tender of shares of Common Stock already owned by Mr. Stitt, or (iii) in the discretion of the Board of Directors, by such other method as the Board of Directors may determine.

Adjustment of Option

As is customary in stock option agreements of this nature, the number of shares subject to the Option and exercise price are subject to adjustment in the event there is any change in the number of shares of outstanding common stock of the Company by reason of a stock dividend, recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar event.

Transfer Restrictions

The Option is not transferable by Mr. Stitt except upon prior written consent of the Company or by will or the laws of descent and distribution and may be exercised during Mr. Stitt’s lifetime only by him or his guardian or legal representative.

Effect of Termination of Employment

If Mr. Stitt’s employment with the Company is terminated, including in the event of his death or disability, any portion of the Option which is not then exercisable will immediately terminate. With respect to any portion of the Option which is then exercisable on the date of termination of employment, Mr. Stitt (or, in the event of his death, his legatee(s) under his last will, or his personal representatives or distributes) may exercise the Option for a period of ninety days following such termination, but in no event after March 7, 2026.

Registration

The Company has registered the shares of common stock made available under the Option Agreement under the Securities Act of 1933, as amended.

Personal Interest

Mr. Michael Stitt is Travelzoo's President, North America.

The Company is generally entitled to a federal income tax deduction in an amount equal to the difference between the exercise price of the Option and the fair market value of the shares at the time of exercise, and the Optionees would generally recognize taxable income in that amount.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares of the Company’s Common Stock present in person or represented by proxy and entitled to vote on the proposal.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THIS PROPOSAL RELATING TO THE OPTION AGREEMENTS.

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS (PROPOSAL 3)
Section 14A of the Exchange Act requires that we include in this proxy statement a non-binding stockholder vote on our executive compensation as described herein (commonly referred to as "Say-on-Pay").
We encourage stockholders to review the Compensation Discussion and Analysis included in this proxy statement. Our executive compensation program has been designed to pay for performance and align our executive compensation with business strategies focused on long-term growth and creating value for stockholders while also paying competitively and focusing on the total compensation perspective. We feel this design is evidenced by the following:

•	Our goal is to attract, motivate and retain key executives and to reward executives for value creation.

•
We provide a significant portion of our total compensation in the form of performance-based compensation; for example, approximately 32% to 82% of our named executive officers' total compensation for 2015 was in the form of performance-based compensation based on the achievement of quarterly corporate financial measures such as revenue, operating income and audience marketing.

•
This is not a mechanical process, and our Board of Directors uses its judgment and experience and works with our Compensation Committee to determine the appropriate mix of compensation for each individual.

The Board of Directors strongly endorses the Company's executive compensation program and unanimously recommends that stockholders vote in favor of the following resolution:
RESOLVED, that the stockholders approve the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis and the other tabular and narrative disclosure in the Company's proxy statement for its 2016 Annual Meeting of Stockholders.
Required Vote
Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements. The affirmative vote of the majority of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote on the proposal will be considered as the approval, by an advisory vote, of the compensation of our named executive officers.
Board of Directors' Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

COMPENSATION DISCUSSION AND ANALYSIS
We hold annual votes on executive compensation, in accordance with shareholder recommendation made at the 2015 annual meeting. In light of last year's shareholder approval of the compensation for executives, there were no significant changes in executive compensation.

Overview of Compensation Program
The following Compensation Discussion and Analysis, or ("CD&A"), describes our overall compensation philosophy and the primary components of our compensation program. Furthermore, the CD&A explains the process by which the Compensation Committee, or "Committee", determined the 2015 compensation for our Chief Executive Officer, Chief Financial Officer and other most highly compensated officers. We refer to these individuals collectively as the "named executives" or the "named executive officers."

Compensation Philosophy and Objectives
The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, motivate these executive officers to materially contribute to our long-term business success, and align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance based on targets established by the Committee.
We believe that achievement of these compensation program objectives enhances long-term profitability and stockholder value. The elements utilized to help achieve the Committee's objectives include the following:

•
Accountability for Individual Performance. Compensation should in large part depend on the named executive's individual performance in order to motivate and acknowledge the key contributors to our success.

•	Recognition for Business Performance. Compensation should take into consideration our overall financial performance and overall growth.

•	Attracting and Retaining Talented Executives. Compensation should generally reflect the competitive marketplace and be designed to attract and retain superior employees in key competitive positions.
We implement our compensation philosophy through setting base salaries for our executive officers, through the use of our executive bonus plan and through reviewing and approving other terms of employment agreements.

Compensation Determination Process
Compensation Committee Members. The Committee is responsible for establishing, overseeing and reviewing executive compensation policies and for approving, validating and benchmarking the compensation and benefits for named executive officers. The Committee is also responsible for determining the fees paid to our outside directors. The Committee includes Mr. Michael Karg (chair) and Ms. Mary Reilly. Mr. Karg and Ms. Reilly satisfied the independence requirements of the NASDAQ.
Role of Management. During 2015, the Committee engaged in its annual review of executive compensation with the goal of ensuring the appropriate combination of fixed and variable compensation linked to individual and corporate performance. In the course of its review, the Committee considered the advice and input of the Company's Chief Executive Officer (CEO) and data prepared by management, including a comparison of the current compensation of the named executive officers with publicly available information. Management did rely on a service from Equilar Inc., a compensation research firm, to provide peer executive compensation data from proxies and a compensation survey for comparison purposes. However, management did not receive advice from Equilar in setting our executive compensation. The data utilized by the Committee included salary and total compensation information based on the title, job description, and geographic location of similarly situated executives. The most significant aspects of the CEO's role in the compensation determination process are evaluating employee performance, establishing business performance targets, goals and objectives and recommending salary and bonus levels. The CEO does not participate in discussions regarding his compensation.
The Committee compared the compensation received by the Company's named executive officers with the levels of compensation received by similarly situated executives in the same geographic location in light of the named executives' responsibilities, performance, experience and tenure, in order to arrive at the total compensation package for each of the named executive officers. In some cases, the compensation package that the Committee awarded a named executive officer was at or below the median compensation received by executives compared to third-party data, while in other instances the compensation was higher due to the executive's responsibilities, performance, experience and tenure.

The Committee did not engage an outside consulting firm to provide advice on executive compensation.

Components of Executive Compensation
The Committee has structured an executive compensation program comprised of base salary, cash bonus, equity and non-equity incentive pay.
Base Salary
The Committee considered two types of potential base salary increases for the named executive officers in 2015: (1) "merit increases" based upon each named executive's individual performance; and/or (2) "market adjustments" based upon the salary range for similarly situated executives.
In determining merit increases, the Committee considers the specific responsibilities of the executive and the executive's overall performance and tenure with the Company. In addition, the Committee also considers the CEO's evaluation of each named executive officer in making the decision regarding merit increases.
The Committee determines any market adjustments based on the Committee's comparison of the executive's compensation with statistical information on average compensation for similarly situated executives that is publicly available.
The Committee did not make any changes to the base salaries of its named executive officers.
Incentive Bonus Pay
In 2015, 2014 and 2013, Mr. Christopher Loughlin, Mr. Glen Ceremony, Ms. Vivian Hong, Mr. Richard Singer, Mr. Michael Stitt, and Mr. Simon Talling-Smith received incentive bonuses pursuant to the terms of their employment agreements and the discretion of the Board of Directors.
Pursuant to the terms of Mr. Loughlin's employment agreement dated November 18, 2009, effective July 1, 2010 and as amended January 1, 2013 and August 1, 2013, Mr. Loughlin was eligible to receive a quarterly Performance Bonus as set forth below.
Mr. Loughlin was eligible to receive a quarterly Performance Bonus for each quarter during 2015. The quarterly Performance Bonus is calculated based upon worldwide revenue, operating income and audience targets. The revenue bonus is calculated based upon a sliding scale that ranges from 95% through 105% achievement of the target resulting in a potential bonus that ranges from $28,000 to $56,000. The quarterly revenue bonus at 100% of target is $46,667 and the maximum revenue bonus is $56,000. The revenue bonus requires that there are no more than two significant customers and that no significant customer is 17% or more than worldwide revenue. The operating income bonus is calculated based upon a sliding scale that ranges from 90% through 105% achievement of the target resulting in a potential bonus that ranges from $28,000 to $56,000. The quarterly operating income bonus at 100% of target is $46,666 and the maximum operating income bonus is $56,000. The audience bonus is calculated based upon achievement of certain audience targets resulting in a potential bonus of up to $46,667. The total maximum Performance Bonus per quarter for the revenue, operating income and audience components combined is $158,667.
Mr. Loughlin earned a quarterly bonus for revenue for the first and second quarters, operating income for the first and fourth quarters and audience for the first and third quarters of 2015. Mr. Loughlin received Performance Bonuses totaling $235,593 during 2015. For 2015, Mr. Loughlin received 37% of the maximum Performance Bonus. The Company believes that targets set for worldwide revenue, operating income and audience align with the Company's desire to continue to grow the business. Since the individual targets are intended to be challenging, and since the separate targets related to different aspects of the Company's performance, it is expected it will be difficult for all the targets to be achieved for any given year.
Pursuant to the terms of Mr. Ceremony's employment agreement dated May 9, 2011, effective June 15, 2011 and as amended January 1, 2013, Mr. Ceremony is eligible to receive a quarterly Performance Bonus for each quarter during 2015.
The quarterly Performance Bonus is calculated based upon worldwide revenue, operating income and audience targets. The revenue bonus is calculated based upon a sliding scale that ranges from 95% through 105% achievement of the target resulting in a potential bonus that ranges from $10,000 to $20,000. The quarterly revenue bonus at 100% of target is $16,667 and the maximum revenue bonus is $20,000. The revenue bonus requires that there are no more than two significant customers and that no significant customer is 17% or more than worldwide revenue. The operating income bonus is calculated based upon a sliding scale that ranges from 90% through 105% achievement of the target resulting in a potential bonus that ranges from $10,000 to $20,000. The quarterly operating income bonus at 100% of target is $16,667 and the maximum operating income bonus is $20,000. The audience bonus is calculated based upon achievement of certain audience targets resulting in a potential bonus of up to $16,666. The total maximum Performance Bonus per quarter for the revenue, operating income and audience components combined is $56,666.
Mr. Ceremony earned a quarterly bonus for revenue for the first and second quarters, operating income for the first and fourth quarters and audience for the third quarter of 2015. Mr. Ceremony received Performance Bonuses totaling $81,799 during 2015. For 2015, Mr. Ceremony received 36% of the maximum Performance Bonus. The Company believes that targets set for worldwide revenue, operating income and audience align with the Company's desire to continue to grow the business. Since the individual targets are intended to be challenging, and since the separate targets related to different aspects of the Company's performance, it is expected it will be difficult for all the targets to be achieved for any given year.
Pursuant to the terms of Ms. Hong's employment agreement dated June 7, 2014, Ms. Hong was eligible to receive a quarterly Performance Bonus as set forth below. Ms. Hong's Performance Bonus is payable in Chinese Yuan and has been translated into US dollars (at the rate of 6.21 RMB to $1.00) for the purposes of this summary.
Ms. Hong was eligible to receive a quarterly Performance Bonus for each quarter during 2015. The quarterly Performance Bonus is calculated based upon Asia Pacific revenue, operating income and audience targets. The revenue bonus is calculated based upon achievement of the target resulting in a potential and maximum bonus of $5,510. The operating income bonus is calculated based upon achievement of the target resulting in a potential and maximum bonus of $5,510. The audience bonus is calculated based upon achievement of certain audience targets resulting in a potential and maximum bonus of $5,510. The total maximum Performance Bonus per quarter for the revenue, operating income and audience components combined is $16,530.
Ms. Hong earned a quarterly bonus for revenue for the first quarters and operating income for the first, second and third quarters of 2015. Ms. Hong received Performance Bonuses totaling $22,040 during 2015. For 2015, Ms. Hong received 33% of the maximum Performance Bonus. The Company believes that targets set for Asia Pacific revenue, operating income and audience targets align with the Company's desire to continue to grow the business. Since the individual targets are intended to be challenging, and since the separate targets related to different aspects of the Company's performance, it is expected it will be difficult for all the targets to be achieved for any given year.
Ms. Hong also received a Discretionary Bonus determined by the Chief Executive Officer at his sole and absolute discretion. In exercising such discretion, the Chief Executive Officer takes into consideration Ms. Hong’s individual performance. In evaluating Ms. Hong’s individual performance during 2015, the Chief Executive Officer considered factors such as Ms. Hong’s leadership role in developing the Asia Pacific business and team. Ms. Hong received a Discretionary Bonus totaling $179,178 for 2015.
Pursuant to the terms of Mr. Singer's employment agreement dated October 31, 2011, effective January 16, 2012 and as amended July 1, 2012 and January 1, 2013, Mr. Singer is eligible to receive a quarterly Performance Bonus for each quarter during 2015. Mr. Singer's Performance Bonus is payable in British pounds and has been translated into US dollars (at the rate of £1 to $1.53) for the purposes of this summary.
The quarterly Performance Bonus is calculated based upon Europe revenue, operating income and audience targets. The revenue bonus is calculated based upon a sliding scale that ranges from 95% through 105% achievement of the target resulting in a potential bonus that ranges from $18,344 to $36,689. The quarterly revenue bonus at 100% of target is $30,754 and the maximum revenue bonus is $36,689. The operating income bonus is calculated based upon a sliding scale that ranges from 90% through 110% achievement of the target resulting in a potential bonus that ranges from $18,344 to $36,689. The quarterly operating income bonus at 100% of target is $30,754 and the maximum operating income bonus is $36,689. The audience bonus is calculated based upon achievement of certain audience targets resulting in a potential bonus of up to $15,287. The total maximum Performance Bonus per quarter for the revenue, operating income and audience components combined is $88,665.
Mr. Singer earned a quarterly bonus for revenue for the revenue and operating income for all quarter and audience for the third and fourth quarters of 2015. Mr. Singer received Performance Bonuses totaling $289,108 during 2015. For 2015, Mr. Singer received 82% of the maximum Performance Bonus. The Company believes that targets set for Europe revenue, operating income and audience align with the Company's desire to continue to grow the business. Since the individual targets are intended to be challenging, and since the separate targets related to different aspects of the Company's performance, it is expected it will be difficult for all the targets to be achieved for any given year.

Pursuant to the terms of Mr. Stitt's employment agreement dated May 1, 2011, as amended October 1, 2014, and October 1, 2015, Mr. Stitt was eligible to receive a quarterly Performance Bonus as set forth below.
Mr. Stitt was eligible to receive a quarterly Performance Bonus for the first, second and third quarters during 2015. The quarterly Performance Bonus is calculated based upon North America combined Travel and Local revenue, operating income and non-financial targets. The revenue bonus is calculated based upon a sliding scale that ranges from 95% through 105% achievement of the target resulting in a potential bonus that ranges from $12,000 to $24,000. The quarterly revenue bonus at 100% of target is $20,000 and the maximum revenue bonus is $24,000. The operating income bonus is calculated based upon a sliding scale that ranges from 90% through 110% achievement of the target resulting in a potential bonus that ranges from $12,000 to $24,000. The quarterly operating income bonus at 100% of target is $20,000 and the maximum operating income bonus is $24,000. The non-financial target bonus is calculated based upon achievement of certain non-financial targets resulting in a potential bonus of up to $10,000. The total maximum Performance Bonus per quarter for the revenue, operating income and audience components combined is $58,000.
Mr. Stitt was eligible to receive a quarterly Performance Bonus for the fourth quarter of 2015. The quarterly Performance Bonus is calculated based upon North America revenue, operating income and audience targets. The revenue bonus is calculated based upon achievement of the target resulting in a potential and maximum bonus of $14,500. The revenue bonus requires that there are no more than two significant customers and that no significant customer is 15% or more than North America revenue and together do not account for 25% of North America revenue. The operating income bonus is calculated based upon achievement of the target resulting in a potential and maximum bonus of $14,500. The audience bonus is calculated based upon achievement of certain audience targets resulting in a potential and maximum bonus of $14,500. The total maximum Performance Bonus per quarter for the revenue, operating income and audience components combined is $43,500.
Mr. Stitt earned a quarterly bonus for revenue for the first and second quarters, operating income for the first and fourth quarters and non-financial targets for the first, second and third quarters of 2015. Mr. Stitt received Performance Bonuses totaling $69,139 during 2015. For 2015, Mr. Stitt received 32% of the maximum Performance Bonus. The Company believes that targets set for North America revenue, operating income and non-financial targets align with the Company's desire to continue to grow the business. Since the individual targets are intended to be challenging, and since the separate targets related to different aspects of the Company's performance, it is expected it will be difficult for all the targets to be achieved for any given year.
Mr. Stitt also received a Discretionary Bonus determined by the Chief Executive Officer at his sole and absolute discretion. In exercising such discretion, the Chief Executive Officer takes into consideration Mr. Stitt’s individual performance. In evaluating Mr. Stitt’s individual performance during 2015, the Chief Executive Officer considered factors such as Mr. Stitt’s leadership role in developing the North America business and team. Mr. Stitt received a Discretionary Bonuses totaling $14,500 for 2015.
Pursuant to the terms of Mr. Talling-Smith's employment agreement dated April 12, 2013, effective August 1, 2013, Mr. Talling-Smith is eligible to receive a quarterly Performance Bonus and a quarterly non-financial bonus for each of the quarters during 2015.
The quarterly Performance Bonus is calculated based upon revenue, operating income and non-financial targets. The revenue bonus is calculated based upon a sliding scale that ranges from 95% through 105% achievement of the target resulting in a potential bonus that ranges from $15,000 to $30,000. The quarterly revenue bonus at 100% of target is $25,000 and the maximum revenue bonus is $30,000. The operating income bonus is calculated based upon a sliding scale that ranges from 90% through 110% achievement of the target resulting in a potential bonus that ranges from $15,000 to $30,000. The quarterly operating income bonus at 100% of target is $25,000 and the maximum operating income bonus is $30,000. The non-financial target bonus is calculated based upon achievement of certain non-financial targets resulting in a potential bonus of up to $25,000. The total maximum Performance Bonus per quarter for the revenue, operating income and audience components combined is $85,000.
Mr. Talling-Smith earned a quarterly bonus for revenue for the first and second quarters, operating income for the first and fourth quarters and the non-financial targets for the first, second and third quarters of 2015. Mr. Talling-Smith received Performance Bonuses totaling $135,150 during 2015. For 2015, Mr. Talling-Smith received 40% of the maximum Performance Bonus. The Company believes that targets set for revenue, operating income and non-financial targets align with the Company's desire to continue to grow the business. Since the individual targets are intended to be challenging, and since the separate targets related to different aspects of the Company's performance, it is expected it will be difficult for all the targets to be achieved for any given year.

Mr. Talling-Smith also received a Discretionary Bonus determined by the Board of Directors at their sole and absolute discretion. In exercising such discretion, the Board of Directors and the Chief Executive Officer takes into consideration Mr. Talling-Smith’s individual performance. In evaluating Mr. Talling-Smith’s individual performance during 2015, the Chief Executive Officer considered factors such as Mr. Talling-Smith’s leadership role in developing products and the overall business and team. Mr. Talling-Smith received a Discretionary Bonuses totaling $50,000 for 2015.
Other Compensation-Related Matters
Stock Options. The Company grants certain executive officers stock options (which represent the right to purchase a specific number of shares of company common stock at a predetermined price, subject to vesting conditions), to align their incentives with the long-term interests of our stockholders, retain them for the long term, reward them for potential long-term contributions, and provide a total compensation opportunity commensurate with our performance.
In September 2015, the Company granted Mr. Holger Bartel stock options to purchase 400,000 shares of common stock with an exercise price of $8.07, which vests in eight equal quarterly installments over a two-year period ending December 31, 2017. The Compensation Committee and Board of Directors considered Mr. Holger Bartel's increased duties and responsibilities in his capacity as Chairman of the Board to oversee and determine the status of responsibilities of the Chief Executive Officer prior to the Chief Executive Officer's departure on December 31, 2015, and to formally assume the Global Chief Executive Officer role on January 1, 2016.
Perquisites and Additional Benefits. The Company seeks to maintain an open and inclusive culture in its facilities and operations among executives and other Company employees. Accordingly, the Company does not provide executives with reserved parking spaces or separate dining or other facilities, nor does the Company have programs for providing personal-benefit perquisites to executives, such as club dues or defraying the cost of personal entertainment. Named executive officers and employees may seek reimbursement for business related expenses in accordance with our business expense reimbursement policy.
Employment Agreements. The Company has entered into employment agreements with the named executive officers, some of which contain severance and change of control provisions. The terms of such employment agreements are described in more detail below in Employment Agreements and Potential Payments Upon Termination or Change-in-Control. The Committee believes these agreements are appropriate for a number of reasons, including the following:

•	the agreements assist in attracting and retaining executives as we compete for talented employees in a marketplace where such agreements are commonly offered;

•	the change in control provisions require terminated executives to execute a release in order to receive severance benefits; and

•	the change in control and severance provisions help retain key personnel during rumored or actual acquisitions or similar corporate changes.

Compensation Committee Interlocks & Insider Participation
The current members of our compensation committee are Mr. Karg and Ms. Reilly. In 2015, none of our executive officers served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on our compensation committee.

Summary Compensation Table
The following summary compensation table sets forth information concerning the compensation to our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers during the fiscal years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (a)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($) (c)	All Other Compensation ($) (d)	Total ($)

Holger Bartel (1)	2015	—	—	1,767,200	—	231,720	1,998,920
Chairman of the Board and Global Chief Executive Officer	2014	—	—	—	—	231,720	231,720
	2013	502,123	—	—	—	21,993	524,116

Christopher Loughlin (2)	2015	600,000			235,593	601,500	1,437,093
Chief Executive Officer	2014	581,000			48,887	1,500	631,387
	2013	562,000	60,000	1,415,250	184,364	24,429	2,246,043

Glen Ceremony	2015	470,000	—		81,799	3,903	555,702
Chief Financial Officer	2014	460,000	25,000		22,223	3,869	511,092
	2013	450,000	88,889		116,178	3,903	658,970

Vivian Hong (3)	2015	284,904	179,178		22,040	—	486,122
President, Asia Pacific	2014	287,563	11,121		55,606	—	354,290
	2013	242,007	9,312		57,034	—	308,352

Richard Singer (4)	2015	305,740			289,108	27,932	622,780
President, Europe	2014	329,284			128,725	26,980	484,989
	2013	311,573	9,099		291,295	24,168	636,135

Michael Stitt (5)	2015	320,000	14,500		69,139	1,500	405,139
President, North America	2014	285,000	29,500		43,500	1,500	359,500
	2013	260,000	65,000		40,000	1,500	366,500

Simon Talling-Smith (6)	2015	402,500	50,000		135,150	239,513	827,163
President, Products & Emerging Business	2014	420,000			85,625	17,903	523,528
	2013	175,000			62,500	29,802	267,302

Notes to the Summary Compensation Table

(1)
Mr. Holger Bartel was an employee through October 31, 2013, was granted options on September 28, 2015 to oversee the transition of the Chief Executive Officer and to assume the role of Global Chief Executive Officer effective January 1, 2016.

(2) Mr. Loughlin's employment terminated on December 31, 2015 and in exchange for executing a general release of claims was entitled to receive $600,000.

Notes to the Summary Compensation Table

(3)
Ms. Hong joined the Company with the acquisition of the Travelzoo Asia Pacific business in August 2015. Ms. Hong's compensation is denominated in Chinese Yuan and was translated into U.S. dollars using the annual average daily exchange rate of ¥6.21 = $1.00 for 2015, ¥6.15 = $1.00 for 2014 and ¥6.20 = $1.00 for 2013.

(4)
Mr. Singer's compensation is denominated in British pounds and was translated into U.S. dollars using the annual average daily exchange rate of £1 = $1.53 for 2015, £1 = $1.65 for 2014 and £1 = $1.56 for 2013.

(5)	Mr. Stitt was promoted to President, North America in October 2015.

(6)	Mr. Talling-Smith's employment terminated on December 14, 2015 and in exchange for executing a general release of claims was entitled to receive $210,000.

(a)	Amounts consist of discretionary bonuses earned per the terms of employment agreements and/or at the discretion of the Chief Executive Officer or Board of Directors.

(b)
The values reported reflect the aggregate grant date fair value of grants of stock options to each of the listed officers in the years shown. The grant date fair value of stock options is calculated using the Black-Scholes option pricing model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 9 to the consolidated financial statements contained in our 2015 Annual Report on Form 10-K filed on March 14, 2016.

(c)	The amounts reflected in this column reflect the performance-based cash awards paid to the named executives pursuant to certain employment agreements, as discussed in the CD&A above.

(d)	The amounts reflected in this column reflect all other compensation paid to the named executives as noted below:

Mr. Holger Bartel's other compensation represents Board of Directors fees paid to him in his role as Executive Chairman and Chairman of the Board of Directors.

Mr. Loughlin's other compensation for 2015 is a separation payment of $600,000 and a $1,500 Company matching 401(k) plan contribution, for 2014 is a $1,500 Company matching 401(k) plan contribution and for 2013 is a housing allowance of $22,929 and a $1,500 Company matching 401(k) plan contribution.

Mr. Ceremony's other compensation for 2015, 2014 and 2013 is a $1,500 Company matching 401(k) plan contribution for each year and the remaining amount for each year for a bonus payment made to eligible employees.

Mr. Singer's other compensation for 2015, 2014 and 2015 is $21,402, $23,050 and $21,840, respectively, for the Company's contribution to the UK Employee Pension Contribution Plan and $3,646, $3,930, and $2,328, respectively, for premiums paid for private health insurance for Mr. Singer and his family and in 2015 the remaining amount is a bonus payment made to eligible employees.

Mr. Stitt's other compensation for 2015, 2014 and 2013 is a $1,500 Company matching 401(k) plan contribution for each year.

Mr. Talling-Smith's other compensation for 2015 is a separation payment of $210,000, accrued vacation of $29,513 and the remaining amount is a bonus payment made to eligible employees. Other compensation for 2014 and 2013 is $17,903 and $29,802, respectively, for a housing allowance.

Grants of Plan-Based Awards in 2015
The following table sets forth certain information with respect to non-equity incentive plan awards granted to each of our named executive officers during the fiscal year ended December 31, 2015.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name (1)	Threshold ($)	Target ($)	Maximum ($)
Christopher Loughlin	224,000	560,004	634,668
Glen Ceremony	80,000	200,000	226,664
Vivian Hong	66,120	66,120	66,120
Richard Singer	146,755	305,740	354,658
Michael Stitt	96,000	200,000	232,000
Simon Talling-Smith	120,000	300,000	340,000
t

(1)
Amount represents the potential annual Performance Bonus payments under the terms of employment agreement. The business measurements and performance goals for determining the Performance Bonus payout are described in the CD&A.

Outstanding Equity Awards at December 31, 2015

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Holger Bartel (1)	—	400,000	8.07	September 28, 2025
Christopher Loughlin (2)	300,000	—	14.97	March 31, 2016
	25,000	—	29.58	March 31, 2016
Glen Ceremony (3)	37,500	12,500	28.98	January 23, 2022

(1)	The options are exercisable in quarterly increments of 12.5% from March 31, 2016 through December 31, 2017.

(2)	The options are exercisable until March 31, 2016.

(3)	The remaining unexercisable options became exercisable on January 23, 2016.

Option Exercises and Stock Vested
For the year ended December 31, 2015, there were no options exercised by any of our named executive officers. For the year ended December 31, 2015, 325,000 shares of Mr. Loughlin's stock options were vested and 37,500 shares of Mr. Ceremony's stock options were vested, respectively.

Employment Agreements and Potential Payments Upon Termination or Change-in-Control
The Company has employment agreements with its named executive officers and certain other employees. The employment agreements as of December 31, 2015 with the Company's named executive officers are described below.
Mr. Holger Bartel entered into an employment agreement with the Company on September 28, 2015. In connection with his employment agreement, the Company granted Mr. Holger Bartel stock options to purchase 400,000 shares of the Company’s common stock due his to increased duties and responsibilities in his capacity as Chairman of the Board to oversee and determine the status of responsibilities of the Chief Executive Officer prior to the Chief Executive Officer's departure on

December 31, 2015, and the assumption of the Global Chief Executive Officer role on January 1, 2016. The Company may terminate the agreement, with or without cause, upon written notice to Mr. Holger Bartel. However, if Mr. Holger Bartels's employment is terminated at any time without cause, Mr. Holger Bartel's stock options to purchase 400,000 shares of the Company’s common stock will immediately vest in full on the date of termination.
Mr. Holger Bartel agreed that the Company will own any discoveries and work product (as defined in the agreement) made during the term of his employment and to assign all of his interest in any and all such discoveries and work product to the Company.
Mr. Loughlin entered into an employment agreement with the Company on November 18, 2009, pursuant to which he became the Company's Chief Executive Officer on July 1, 2010. This agreement was amended on effective January 1, 2013 and August 1, 2013 and had a four year term ending on June 30, 2017. The Company could terminate the agreement, with or without cause, upon written notice to Mr. Loughlin. However, if Mr. Loughlin's employment was terminated at any time without cause or if Mr. Loughlin's employment was terminated at any time due to a change of control (as defined in the agreement) or if he was not offered a position of comparable pay and responsibilities in the same geographic area in which he worked immediately prior to a change of control, Mr. Loughlin would be entitled to receive his base salary and medical benefits for a twelve month period in exchange for executing a general release of claims as to the Company. Mr. Loughlin’s employment was terminated effective December 31, 2015 and, in exchange for executing a general release of claims, Mr. Loughlin was entitled to receive $600,000 and medical benefits of approximately $28,750. Mr. Loughlin has until March 31, 2016 to exercise his fully vested stock options to purchase 300,000 shares of the Company's common stock.
Mr. Loughlin agreed that the Company owns any discoveries and work product (as defined in his employment agreement) made during the term of his employment and assigned all of his interest in any and all such discoveries and work product to the Company. Furthermore, Mr. Loughlin agreed not to, directly or indirectly, perform services for, or engage in, any business competitive with the Company or solicit the Company's customers or employees during the term of his employment and for a period of one year thereafter.
Mr. Ceremony entered into an employment agreement with the Company on June 15, 2011. Pursuant to the terms of the agreement, Mr. Ceremony is an at-will employee and the Company or Mr. Ceremony may terminate the agreement, with or without cause, upon three months notice. However, if Mr. Ceremony's employment is terminated at any time without cause, Mr. Ceremony will be entitled to receive his base salary for a six month period in exchange for executing a general release of claims as to the Company. Assuming that Mr. Ceremony was terminated by the Company as of December 31, 2015 without cause, Mr. Ceremony would have been entitled to receive $235,000. If Mr. Ceremony's employment is terminated at any time due to a change of control (as defined in the agreement) or if he is not offered a position of comparable pay and responsibilities in the same geographic area in which he worked immediately prior to a change of control, Mr. Ceremony will be entitled to receive his base salary and medical benefits for a six month period in exchange for executing a general release of claims as to the Company. Assuming that Mr. Ceremony was terminated by the Company as of December 31, 2015 following a change of control of the Company, Mr. Ceremony would have been entitled to receive $235,000 and the Company would incur additional expenses for medical benefits of approximately $5,064.
Mr. Ceremony agreed that the Company will own any discoveries and work product (as defined in the agreement) made during the term of his employment and to assign all of his interest in any and all such discoveries and work product to the Company. Furthermore, Mr. Ceremony agreed to not, directly or indirectly, solicit the Company's customers or employees during the term of his employment and for a period of one year thereafter.
Ms. Hong entered into an employment agreement with the Company on June 7, 2014. Pursuant to the terms of the agreement, Ms. Hong was an at-will employee and the Company or Ms. Hong may terminate the agreement, with or without cause, with or without notice. However, if Ms. Hong's employment is terminated at any time without cause, Ms. Hong would be entitled to receive her base salary for a three month period in exchange for executing a general release of claims as to the Company. Assuming that Ms. Hong was terminated by the Company as of December 31, 2015 without cause, Ms. Hong would have been entitled to receive $71,226.
Mr. Singer entered into an employment agreement with the Company on January 26, 2012 as amended on July 1, 2012. Pursuant to the terms of the agreement, Mr. Singer is an at-will employee and the Company or Mr. Singer may terminate the agreement, with or without cause upon six months, prior written notice. However, if Mr. Singer's employment is terminated at any time without cause, Mr. Singer will be entitled to receive his base salary for a six month period in exchange for executing a general release of claims as to the Company. Assuming that Mr. Singer was terminated by the Company as of December 31, 2015 without cause, Mr. Singer would have been entitled to receive $152,870.

Mr. Singer agreed that the Company will own any discoveries and work product (as defined in the agreement) made during the term of his employment and to assign all of his interest in any and all such discoveries and work product to the Company. Furthermore, Mr. Singer agreed to not, directly or indirectly, solicit the Company's customers or employees during the term of his employment and for a period of one year thereafter.
Mr. Stitt entered into an employment agreement with the Company on May 1, 2011 and on September 30, 2015. Pursuant to the terms of the agreement, Mr. Stitt is an at-will employee and the Company or Mr. Stitt may terminate the agreement, with or without cause, upon two weeks notice. However, if Mr. Stitt's employment is terminated at any time without cause, Mr. Stitt will be entitled to receive his base salary for a six month period in exchange for executing a general release of claims as to the Company. Assuming that Mr. Stitt was terminated by the Company as of December 31, 2015 without cause, Mr. Stitt would have been entitled to receive $160,000. If Mr. Stitt's employment is terminated at any time due to a change of control (as defined in the agreement) or if he is not offered a position of comparable pay and responsibilities in the same geographic area in which he worked immediately prior to a change of control, Mr. Stitt will be entitled to receive his base salary and medical benefits for a six month period in exchange for executing a general release of claims as to the Company. Assuming that Mr. Stitt was terminated by the Company as of December 31, 2015 following a change of control of the Company, Mr. Stitt would have been entitled to receive $160,000 and the Company would incur additional expenses for medical benefits of approximately $5,064.
Mr. Stitt agreed that the Company will own any discoveries and work product (as defined in the agreement) made during the term of his employment and to assign all of his interest in any and all such discoveries and work product to the Company. Furthermore, Mr. Stitt agreed to not, directly or indirectly, solicit the Company's customers or employees during the term of his employment and for a period of one year thereafter.
Mr. Talling-Smith entered into an employment agreement with the Company on April 12, 2013. Pursuant to the terms of the agreement, Mr. Talling-Smith was an at-will employee and the Company or Mr. Talling-Smith could terminate the agreement, with or without cause, upon three months notice. However, if Mr. Talling-Smith's employment was terminated at any time without cause, Mr. Talling-Smith would be entitled to receive his base salary for a six month period in exchange for executing a general release of claims as to the Company. If Mr. Talling-Smith's employment was terminated at any time due to a change of control (as defined in the agreement) or if he is not offered a position of comparable pay and responsibilities in the same geographic area in which he worked immediately prior to a change of control, Mr. Talling-Smith was entitled to receive his base salary and medical benefits for a six month period in exchange for executing a general release of claims as to the Company. Mr. Talling-Smith’s employment was terminated effective December 14, 2015 and, in exchange for executing a general release of claims, Mr. Talling-Smith was entitled to receive $210,000 and medical benefits of approximately $5,064.
Mr. Talling-Smith agreed that the Company owns any discoveries and work product (as defined in the agreement) made during the term of his employment and assigned all of his interest in any and all such discoveries and work product to the Company. Furthermore, Mr. Talling-Smith agreed not to, directly or indirectly, perform services for, or engage in, any business competitive with the Company or solicit the Company's customers or employees during the term of his employment and for a period of one year thereafter.

Forward-Looking Statements
Disclosures in this Compensation Discussion & Analysis may contain certain forward-looking. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as "anticipate," "estimate," "approximate," "expect," "intend," "plan," "believe" and other words of similar meaning in connection with any discussion of future operating or financial matters. Without limiting the generality of the foregoing, forward-looking statements contained in this report include the matters discussed regarding the expectation of compensation plans, strategies, objectives, and growth and anticipated financial and operational performance of the Company and its subsidiaries. A variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business and forward-looking statements include, but are not limited to those set forth herein. Any forward-looking statement speaks only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Compensation Committee Report
The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Travelzoo specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
The Company's Compensation Committee has reviewed and discussed the CD&A with management and, based on such review and discussions, the Compensation Committee recommended to the Company's Board of Directors that the CD&A be included in the proxy statement on Schedule 14A.

Compensation Committee
Michael Karg (Chair)
Mary Reilly

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the amount of our common stock beneficially owned as of March 10, 2016 by (a) each director and nominee for election to the Board of Directors, (b) each named executive officer, (c) all executive officers and directors as a group, and (d) each person known by the Company, as of March 10, 2016, to beneficially own more than 5% of the outstanding shares of common stock of the Company. In general, shares "beneficially owned" include those shares a person has or shares the power to vote, or the power to dispose of.

	Beneficial Ownership
Beneficial Owner	Number of Shares (1)	Percent of Total (2)
Directors and Named Executive Officers
Holger Bartel		—
Ralph Bartel * (3)	7,430,538	51.65%
Michael Karg	—	—
Donovan Neale-May	—	—
Mary Reilly	—	—
Beatrice Tarka	—	—
Caroline Tsay	—	—
Christopher Loughlin	325,000	2.26%
Glen Ceremony	50,000	**
Vivian Hong	—	—
Richard Singer	—	—
Michael Stitt	3,500	**
Simon Talling-Smith	4,000	**
Directors and executive officers as a group (13 persons)	7,813,038	54.30%
* Persons Owning More Than 5% of Common Stock

**	Less than 1%

(1)
Represents shares subject to stock options that are exercisable on March 10, 2016 or become exercisable within 60 days of March 10, 2016. Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all their shares of common stock.

(2)
For each person and group indicated in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 14,387,412 shares of common stock outstanding as of March 10, 2016, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after March 10, 2016.

(3)	Ralph Bartel indirectly holds a controlling interest of Azzurro Capital Inc., which is the holder of 7,430,538 shares, through the Ralph Bartel 2005 Trust.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, executive officers and the beneficial holders of more than 10% of the Company's common stock are required to file reports of ownership and changes in ownership with the SEC. Such directors, executive officers and beneficial holders of more than 10% of the Company's common stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
To the Company's knowledge, based solely on a review of the copies of such forms furnished to the Company or written representations from reporting persons, during fiscal 2015, all Section 16(a) filing requirements were satisfied on a timely basis.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Independent Public Accountants
KPMG LLP ("KPMG") served as Travelzoo's independent registered public accounting firm for our 2015 fiscal year. KPMG representatives are expected to be present at the Annual Meeting and will be available to respond to questions at the meeting; however, they are not expected to make a formal statement.
The Audit Committee has not yet selected our independent registered public accounting firm for our 2016 fiscal year. The Audit Committee annually reviews the performance of our independent registered public accounting firm and the fees charged for their services. This review has not yet been completed. Based upon the results of this review, the Audit Committee will determine which independent registered public accounting firm to engage to perform our annual audit. Stockholder approval of our accounting firm is not required by our bylaws or otherwise required to be submitted to the stockholders.
Principal Accountant Fees and Services
During fiscal year 2015 and 2014, KPMG charged fees for services rendered to Travelzoo as follows:

Service	2015 Fees	2014 Fees
Audit fees(1)	$1,440,704	$1,061,698
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$1,440,704	$1,061,698

(1)
Audit fees consisted of fees for professional services rendered for the annual audit of Company’s consolidated financial statements and review of the interim consolidated financial statements included in the quarterly reports and audit services rendered in connection with other statutory or regulatory filings.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company's independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2015 and 2014, all services provided by KPMG were pre-approved by the Audit Committee in accordance with this policy.

AUDIT COMMITTEE REPORT
The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that Travelzoo specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act.
The Audit Committee oversees Travelzoo's financial reporting process on behalf of the Board of Directors. Management is primarily responsible for the financial statements and reporting processes including the systems of internal controls, while the independent auditors are responsible for performing an independent audit of Travelzoo's consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board ("PCAOB"), and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.
In this context, the committee has met and held discussions with management and the independent auditors regarding the Company's audited consolidated financial statements for the fiscal year ended December 31, 2015. The committee discussed with Travelzoo's independent auditors the overall scope and plan for their audit. The committee met, at least quarterly, with the independent auditors, with and without management present, and discussed the results of their examinations, their evaluations of Travelzoo's internal controls, and the overall quality of Travelzoo's financial reporting. Management represented to the committee that Travelzoo's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The committee has reviewed and discussed the consolidated financial statements with management and the independent auditors, including their judgments as to the quality, not just the acceptability, of Travelzoo's accounting principles and such other matters as are required to be discussed with the committee under auditing standards of the PCAOB.
Travelzoo's independent auditors also provided to the committee the written disclosures required by applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence, and the committee discussed with the independent auditors that firm's independence, including those matters required to be discussed by Statement on Auditing Standards No. 16, as amended.
In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC. The committee has not yet selected Travelzoo's independent auditors for fiscal year 2016.
While the committee has the responsibilities and powers set forth in its charter, it is not the duty of the committee to plan or conduct audits or to determine that Travelzoo's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the committee to conduct investigations or to assure compliance with laws and regulations or Travelzoo's business conduct policies.

Audit Committee
Michael Karg (Chair)
Donovan Neale-May
Michael Karg

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to "incorporate by reference" information into this document. This means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.
This document incorporates by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed previously with the SEC and contains important information about the Company and its financial condition, including information contained in our 2015 Annual Report under the captions "Financial Statements and Supplementary Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure," and "Quantitative and Qualitative Disclosures about Market Risk." Copy of the 2015 Annual Report accompany this proxy statement.
The Company will amend this proxy statement to include or incorporate by reference any additional documents that the Company may file with the Securities and Exchange Commission under Section 13(a), 13(e), 14, or 15(d) of the Exchange Act after the date of this document to the extent required to fulfill our disclosure obligations under the Exchange Act.
The Company will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by contacting Investor Relations, Travelzoo Inc., 590 Madison Avenue, 37th Floor, New York, New York 10022 or by telephone at (212) 484-4900. This proxy statement and the 2015 Annual Report are available on the Internet at corporate.travelzoo.com/annualreport. These documents are also included in our SEC filings, which you can access electronically at the SEC's website at http://www.sec.gov.

ADDITIONAL INFORMATION
We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F Street, N.E., Washington, D.C. 20549 or may be accessed at www.sec.gov. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. You are encouraged to review the annual report on Form 10-K, as amended, mailed along with these proxy materials, together with any subsequent information we filed or will file with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting Investor Relations, Travelzoo Inc., 590 Madison Avenue, 37th Floor, New York, New York 10022 or by telephone at (212) 484-4900.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
No director, executive officer, nominee for election as a director or associate of any director, executive officer or nominee has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed matters to be acted upon, other than director elections and stock option approval, which is not shared by all other stockholders.

OTHER BUSINESS
The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING
It is contemplated that the next annual meeting of stockholders will be held on or about May 5, 2017. Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with the rules and regulations adopted by the SEC. For a stockholder proposal to be included in the Company's proxy statement and identified in its form of proxy in connection with the Company's annual meeting of stockholders, it must be received by the Company at least 120 calendar days prior to the one-year anniversary of the date that the Company's proxy statement was released to the stockholders in connection with the previous year's annual meeting. As a result, stockholder proposals submitted for consideration at the 2016 annual meeting must be received no later than November 23, 2016, to be included in the 2017 proxy materials. Rule 14a-8 of the Exchange Act provides additional information regarding the content and the procedures applicable to the submission of stockholder proposals to be included in the Company's proxy materials for its next Annual Meeting.
If a stockholder wishes to present a proposal at Travelzoo's 2017 Annual Meeting or to nominate one or more directors and the proposal is not intended to be included in Travelzoo's proxy statement relating to that meeting, the stockholder shall give advance written notice to Travelzoo not earlier than November 23, 2016 and not later than February 7, 2017. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement.
Any such notice must be delivered or mailed to our corporate secretary, at Travelzoo Inc., 800 W. El Camino Real, Suite 275, Mountain View, CA 94040.

HOUSEHOLDING
We have adopted a procedure approved by the SEC called "householding." Under this procedure, a householding notice will be sent to stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials, and they will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to not participate in householding and continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to receive a separate proxy card.
The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any stockholder participating in householding. Stockholders who share an address with other stockholders and are eligible for householding, but currently receive multiple copies of our annual reports and proxy statements, or who have multiple accounts in their names, can authorize us to discontinue mailings of multiple annual reports and proxy statements. Requests for additional copies, or requests for a single copy to be delivered to a shared address should be directed to Investor Relations, Travelzoo Inc., 590 Madison Avenue, 37th Floor, New York, New York 10022 or by telephone at (212) 484-4900.

HOLGER BARTEL
Chairman of the Board

590 Madison Avenue, 37th Floor
New York, NY 10022

TRAVELZOO INC.

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Glen Ceremony as his/her Proxy, with full power of substitution, to represent him/her at the Annual Meeting of Stockholders of Travelzoo Inc. (the "Company") on May 6, 2016, or any adjournments or postponements thereof. If you do not indicate how you wish to vote, the proxy card will be voted for Proposal 1, for the election of all nominees to the Board of Directors, for Proposal 2, for Proposal 3, and as the Proxy may determine, in his discretion, with regard to any other matter properly presented at the meeting, or any adjournments or postponements thereof.

This proxy, when properly executed, will be voted as directed by the stockholder.

(Continued, and to be marked, dated and signed, on the other side)

TRAVELZOO INC.
Mailing Instructions
If you receive this proxy card via mail, please date and sign it, and return it in the postage paid envelope provided.
If you receive this proxy card via e-mail, please print the proxy card, date and sign it, and return it to:
Broadridge Financial Solutions, Inc.
51 Mercedes Way,
Edgewood, NY 11717
U.S.A.

This proxy card is only valid only when signed and dated.

The Board of Directors recommends a vote FOR all the listed nominees under Proposal 1
1. ELECTION OF DIRECTORS
For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number (s) of the nominee (s) on the line below.
☐	☐	☐

Nominees
01 Holger Bartel 02 Ralph Bartel 03 Michael Karg 04 Donovan Neale-May 05 Mary Reilly
06 Beatrice Tarka 07 Caroline Tsay

The Board of Directors recommends you vote FOR Proposals 2 and 3:			For	Against	Abstain
2. APPROVAL OF OPTION GRANTS TO THREE EXECUTIVE OFFICERS			☐	☐	☐
3. ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS			☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as name (s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Join owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature (Please sign within box)	Date	Signature (Joint Owners)	Date